UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 033-83524

                          MERIT SECURITIES CORPORATION
             (Exact name of registrant as specified in its charter)

            4551 Cox Road, Suite 300, Glen Allen, Virginia 23060-586
                                 (804) 217-5800
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                Merit Securities Corporation Collateralized Bonds
               Series 1 through 11, 12-1, 12-2, 13, 14-1 and 14-2
            (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)       [     ]         Rule 12h-3(b)(1)(i)       [   ]
  Rule 12g-4(a)(1)(ii)      [     ]         Rule 12h-3(b)(1)(ii)      [   ]
  Rule 12g-4(a)(2)(i)       [     ]         Rule 12h-3(b)(2)(i)       [   ]
  Rule 12g-4(a)(2)(ii)      [     ]         Rule 12h-3(b)(2)(ii)      [   ]
                                            Rule 15d-6                [ X ]

         Approximate number of holders of record as of the certification or notice date:

Merit Securities Corporation                                        Number of
Collateralized Bonds--                                          Record Holders

Series 1 through 10 .................................................    0
Series 11 ...........................................................   30
Series 12-1 .........................................................    6
Series 12-2 .........................................................    0
Series 13 ...........................................................   58
Series 14-1 .........................................................    0
Series 14-2 .........................................................    0





         Pursuant to the requirements of the Securities Exchange Act of 1934, Merit Securities Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                          MERIT SECURITIES CORPORATION


Date:  March 31, 2005               By: __/s/Stephen J. Benedetti_______________
                                        Stephen J. Benedetti
                                        President

     Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.